Exhibit 99.1
FOR IMMEDIATE RELEASE
March 24, 2010
Contacts: (Analysts) Kris Wenker (763) 764-2607
(Media) Kirstie Foster (763) 764-6364
GENERAL MILLS REPORTS STRONG RESULTS FOR FISCAL 2010 THIRD QUARTER
Company Raises Full-year EPS Guidance
MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported financial results for the third quarter of fiscal 2010.
Fiscal 2010 Third Quarter Financial Highlights
•	Net sales increased 3 percent to $3.63 billion

•	Segment operating profit increased 8 percent to $607 million

•	Diluted earnings per share grew at a double-digit rate to $0.96 per share

•	Excluding certain items affecting comparability, earnings per share grew 23 percent to $0.97, exceeding the consensus of analyst estimates.
Net sales for the 13 weeks ended February 28, 2010, grew 3 percent to $3.63 billion. Foreign currency translation contributed 1 point of net sales growth. Pound volume matched year-ago levels, despite the loss of 1 point of growth from divested products. Gross margin expanded, reflecting favorable mix, strong supply chain productivity, and commodity costs that were below year-ago levels for the period. The company increased its consumer marketing investment during the quarter, with advertising and media expense up 33 percent. Including this increased investment, total segment operating profit grew 8 percent to $607 million. Third-quarter net earnings totaled $332 million, including a net reduction in the mark-to-market valuation of certain commodity positions. Diluted earnings per share (EPS) totaled $0.96, up 13 percent from $0.85 in the third quarter a year ago. Excluding mark-to-market effects in both years and certain items in fiscal 2009 that affect comparability of results (please see Note 8 to the Consolidated Financial Statements below), diluted earnings per share would total $0.97 for this year’s third quarter, up 23 percent from $0.79 last year.
     Chairman and Chief Executive Officer Ken Powell said, “Results for the third quarter reflect continued good sales growth, margin strength, and significant marketing reinvestment in our brands. General Mills is on track to deliver excellent performance for the full 2010 fiscal year. As we move into the final quarter, our plans include strong levels of marketing reinvestment and targeted merchandising initiatives designed to fuel continuing growth for our brands in fiscal 2011.”
Nine-month Financial Results Summary
Through the first nine months of fiscal 2010, General Mills net sales grew 2 percent to $11.23 billion. Foreign currency translation had minimal impact. Pound volume matched prior-year levels despite the loss of 2 points of growth from divested products. Segment operating profits increased 14 percent to $2.26 billion, including a 29 percent increase in advertising and media investment. Nine-month net earnings grew to $1.32 billion. Diluted earnings per share totaled $3.87 compared to $2.73 in last year’s first nine months. Excluding certain items affecting comparability of results, year-to-date diluted EPS would total $3.78, up 21 percent from $3.12 a year ago (please see Note 8 below).
U.S. Retail Segment Results
Third-quarter net sales for General Mills’ U.S. Retail segment rose 3 percent to $2.57 billion. Pound volume matched last year’s levels. This was solid performance, given that last year’s third-quarter net sales grew 8 percent. Operating profits grew 9 percent to reach $534 million, including a 27 percent increase in advertising and media expense for the period.
     Net sales for Big G cereals grew 6 percent in the quarter, led by strong introductory sales of new Chocolate Cheerios and Wheaties Fuel, and gains by several established brands such as Multigrain Cheerios and Lucky Charms. Snacks division net sales grew 15 percent with strong contributions by fruit snacks, Fiber One bars and Nature Valley granola bar varieties. Yoplait division net sales grew 2 percent, including good performance by new Yoplait Delights and Yoplait Greek style yogurt. Net sales for the Pillsbury division rose 2 percent led by Pillsbury Toaster Strudel, Totino’s pizza and Pillsbury refrigerated dough products. Meals division net sales declined 2 percent, as lower sales of Progresso ready-to-serve soup offset strong gains by Old El Paso Mexican products, Green Giant frozen vegetables, and Helper and Restaurant Favorites dinner mixes. Baking Products net sales declined 8 percent, reflecting flour prices that were below year-ago levels and competitive merchandising activity in dessert mixes. Net sales for the Small Planet Foods natural and organic business grew at a strong double-digit rate, with good performance by Cascadian Farm cereal and granola bars, Muir Glen tomatoes and Larabar varieties.
     Through nine months, U.S. Retail segment net sales rose 4 percent to $7.88 billion. Pound volume growth accounted for 1 point of the sales increase. Segment operating profits grew 14 percent to $1.89 billion.
International Segment Results
Third-quarter net sales for General Mills’ consolidated international businesses grew 11 percent to $644 million. Foreign currency effects contributed 8 points of sales growth, and net price realization and mix added 1 point of growth. Pound volume contributed 2 points of growth, despite the loss of 2 points of growth from divested products. International segment operating profits declined due to foreign currency effects, including a $14 million loss from currency devaluation in Venezuela. Advertising and media expense increased at a strong double-digit rate in the period.
     Through nine months, International segment net sales increased 4 percent to $2.03 billion. Net price realization and mix contributed 4 points of net sales growth. Foreign currency translation did not have a meaningful impact. Pound volume was comparable to last year, despite the loss of 2 points of growth from divestitures. Year-to-date segment operating profits of $172 million were below last year due to foreign currency effects and increased advertising investment.
Bakeries and Foodservice Segment Results
Third-quarter net sales for the Bakeries and Foodservice segment declined 10 percent to $414 million, reflecting the absence of divested products and certain commodity-indexed prices that were below year-ago levels. Pound volume reduced net sales growth by 5 percentage points, including the loss of 9 points of growth from divested products. Segment operating profits rose to $48 million from $22 million a year ago, reflecting lower input costs and strong operating performance.

     Through nine months, Bakeries and Foodservice segment net sales declined 14 percent to $1.31 billion, reflecting the impact of divestitures and lower prices. However, year-to-date segment operating profits grew at a strong double-digit pace to $194 million.
Joint Venture Summary
After-tax earnings from joint ventures increased to $24 million in the third quarter. Excluding foreign currency effects, net sales for Cereal Partners Worldwide (CPW) rose 5 percent and net sales for Häagen-Dazs Japan declined 8 percent. Foreign exchange contributed to reported joint-venture results. Through the first nine months, joint venture earnings totaled $86 million after-tax, up 8 percent from the year-ago period.
Corporate Items
Corporate unallocated items represented $40 million net expense in the third quarter of fiscal 2010 compared to $46 million net income in last year’s third quarter. The change primarily reflects differences in the mark-to-market valuation of certain commodity positions, which represented a net reduction of $5 million this year and a net gain of $71 million in last year’s third quarter. In addition, last year’s results included a $41 million pretax gain for the receipt of insurance proceeds related to a plant fire in Argentina.
     Restructuring, impairment and other exit costs totaled $6 million in the third quarter of 2010, compared to $1 million a year ago.
     Net interest expense for the quarter declined 4 percent to $94 million, reflecting lower debt levels. The effective tax rate for the quarter was 33.8 percent. Last year’s third-quarter tax rate of 45.7 percent included a $53 million discrete tax expense item. Excluding this tax item, the effective tax rate in last year’s third quarter was 35.3 percent.
Cash Flow Items
General Mills operating activities generated $1.56 billion of cash in the first nine months of fiscal 2010, up from $1.13 billion in the period a year ago due to strong net earnings growth. Capital expenditures during the first nine months totaled $419 million compared to $351 million a year ago. Dividends grew 9 percent in the first nine months to $478 million. On March 15, 2010, General Mills announced a quarterly dividend at the prevailing rate of $0.49 per share, payable May 3, 2010, to shareholders of record April 12, 2010. Expected dividends per share in fiscal 2010 of $1.92 represent a 12 percent increase over the $1.72 per share paid in fiscal 2009. During the first nine months of fiscal 2010, General Mills repurchased 5.5 million of the company’s common shares at an average price of $58.49 per share. Average diluted shares outstanding through nine months totaled 341 million, down approximately 2 percent from year-ago levels.
Fiscal 2010 Outlook
General Mills said that, based on strong year-to-date operating performance and business momentum, the company is raising its guidance for fiscal 2010 earnings to a range of $4.57 to $4.59 per share, excluding any impact from mark-to-market effects. Previously, the company’s 2010 EPS guidance had been a range of $4.52 to $4.57, excluding any mark-to-market impact.
     The new fiscal 2010 EPS guidance represents growth of 15 percent from 2009 earnings per share of $3.98 excluding certain items affecting comparability. The double-digit growth is anticipated despite the absence of divested businesses, one less week in this year’s fourth quarter, and the expectation that foreign currency exchange will reduce 2010 reported results.
     Powell said, “As we look forward to fiscal 2011, we will be building on a solid foundation. Our market categories are growing. Our brand positions are strong, and we have a full line-up of product news and innovation planned for the new year. Most important, we are running on a strong and sustainable business model. This gives us confidence in our prospects for continuing growth.”
General Mills will hold a briefing for investors today, March 24, 2010, beginning at 8:30 a.m. Eastern Time. You may access the web cast from General Mills’ internet home page: www.generalmills.com.
Earnings per share excluding certain items, total company segment operating profit, earnings excluding certain items expressed as a percent of sales, and international sales excluding foreign currency translation effects are each non-GAAP measures. Reconciliations of these measures to their relevant GAAP measures appear in the financial schedules and Note 8 to the attached consolidated financial statements.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2010 Outlook” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 28,	Feb. 22,		Feb. 28,	Feb. 22,
	2010	2009	% Change	2010	2009	% Change
Net sales	$3,629.1	$3,537.4	2.6%	$11,226.1	$11,045.6	1.6%
Cost of sales	2,251.6	2,259.9	(0.4)%	6,643.8	7,356.7	(9.7)%
Selling, general, and administrative expenses	809.6	670.6	20.7%	2,418.7	2,118.1	14.2%
Divestiture (gain)	—	—	—	—	(128.8)	NM
Restructuring, impairment, and other exit costs	6.3	1.2	NM	30.4	6.4	NM

Operating profit	561.6	605.7	(7.3)%	2,133.2	1,693.2	26.0%
Interest, net	94.2	98.6	(4.5)%	274.6	281.6	(2.5)%

Earnings before income taxes and after-tax earnings from joint ventures	467.4	507.1	(7.8)%	1,858.6	1,411.6	31.7%
Income taxes	157.9	231.7	(31.9)%	622.7	538.0	15.7%
After-tax earnings from joint ventures	24.0	15.7	52.9%	86.4	79.7	8.4%

Net earnings, including earnings attributable to noncontrolling interests	333.5	291.1	14.6%	1,322.3	953.3	38.7%
Net earnings attributable to noncontrolling interests	1.0	2.2	(54.5)%	3.7	7.7	(51.9)%

Net earnings	$332.5	$288.9	15.1%	$1,318.6	$945.6	39.4%

Earnings per share — basic	$1.00	$0.88	13.6%	$4.01	$2.84	41.2%

Earnings per share — diluted	$0.96	$0.85	12.9%	$3.87	$2.73	41.8%

Dividends per share	$0.49	$0.43	14.0%	$1.43	$1.29	10.9%

	Quarter Ended			Nine-Month Period Ended
	Feb. 28,	Feb. 22,	Basis Pt	Feb. 28,	Feb. 22,	Basis Pt
	2010	2009	Change	2010	2009	Change
Comparisons as a % of net sales:
Gross margin	38.0%	36.1%	190	40.8%	33.4%	740
Selling, general, and administrative expenses	22.3%	19.0%	330	21.5%	19.2%	230
Operating profit	15.5%	17.1%	(160)	19.0%	15.3%	370
Net earnings	9.2%	8.2%	100	11.7%	8.6%	310

	Quarter Ended			Nine-Month Period Ended
	Feb. 28,	Feb. 22,	Basis Pt	Feb. 28,	Feb. 22,	Basis Pt
	2010	2009	Change	2010	2009	Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Gross margin	38.1%	34.1%	400	40.4%	36.0%	440
Operating profit	15.6%	13.9%	170	18.6%	16.4%	220
Net earnings	9.2%	7.6%	160	11.5%	9.8%	170

(a)	See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENT RESULTS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 28,	Feb. 22,		Feb. 28,	Feb. 22,
	2010	2009	% Change	2010	2009	% Change

Net sales:
U.S. Retail	$2,570.9	$2,495.8	3.0%	$7,885.3	$7,571.2	4.1%
International	644.1	580.0	11.1%	2,029.7	1,946.4	4.3%
Bakeries and Foodservice	414.1	461.6	(10.3)%	1,311.1	1,528.0	(14.2)%

Total	$3,629.1	$3,537.4	2.6%	$11,226.1	$11,045.6	1.6%

Operating profit:
U.S. Retail	$534.1	$489.5	9.1%	$1,889.2	$1,654.1	14.2%
International	25.4	49.3	(48.5)%	172.2	208.8	(17.5)%
Bakeries and Foodservice	47.9	21.9	118.7%	193.7	112.5	72.2%

Total segment operating profit	607.4	560.7	8.3%	2,255.1	1,975.4	14.2%

Unallocated corporate items	39.5	(46.2)	(185.5)%	91.5	404.6	(77.4)%
Divestiture (gain)	—	—	—	—	(128.8)	NM
Restructuring, impairment, and other exit costs	6.3	1.2	NM	30.4	6.4	NM

Operating profit	$561.6	$605.7	(7.3)%	$2,133.2	$1,693.2	26.0%

	Quarter Ended			Nine-Month Period Ended
	Feb. 28,	Feb. 22,	Basis Pt	Feb. 28,	Feb. 22,	Basis Pt
	2010	2009	Change	2010	2009	Change

Segment operating profit as a % of net sales:
U.S. Retail	20.8%	19.6%	120	24.0%	21.8%	220
International	3.9%	8.5%	(460)	8.5%	10.7%	(220)
Bakeries and Foodservice	11.6%	4.7%	690	14.8%	7.4%	740

Total segment operating profit	16.7%	15.9%	80	20.1%	17.9%	220

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Millions, Except Par Value)

	Feb. 28,	Feb. 22,	May 31,
	2010	2009	2009
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$691.3	$937.3	$749.8
Receivables	1,180.2	1,136.0	953.4
Inventories	1,474.6	1,360.6	1,346.8
Deferred income taxes	8.1	35.1	15.6
Prepaid expenses and other current assets	322.9	419.9	469.3

Total current assets	3,677.1	3,888.9	3,534.9
Land, buildings, and equipment	3,004.4	2,973.6	3,034.9
Goodwill	6,645.7	6,607.5	6,663.0
Other intangible assets	3,740.9	3,680.4	3,747.0
Other assets	1,148.1	1,928.3	895.0

Total assets	$18,216.2	$19,078.7	$17,874.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$690.5	$716.1	$803.4
Current portion of long-term debt	107.4	518.3	508.5
Notes payable	581.1	1,413.8	812.2
Other current liabilities	1,607.4	1,379.9	1,481.9

Total current liabilities	2,986.4	4,028.1	3,606.0
Long-term debt	5,671.6	5,755.4	5,754.8
Deferred income taxes	1,141.4	1,420.4	1,165.3
Other liabilities	1,939.7	2,096.4	1,932.2

Total liabilities	11,739.1	13,300.3	12,458.3

Stockholders’ equity:
Common stock, 377.3 shares issued, $0.10 par value	37.7	37.7	37.7
Additional paid-in capital	1,314.5	1,230.1	1,249.9
Retained earnings	8,075.9	7,018.5	7,235.6
Common stock in treasury, at cost, shares of 45.7, 48.6 and 49.3	(2,336.3)	(2,436.3)	(2,473.1)
Accumulated other comprehensive loss	(859.7)	(316.4)	(877.8)

Total stockholders’ equity	6,232.1	5,533.6	5,172.3
Noncontrolling interests	245.0	244.8	244.2

Total equity	6,477.1	5,778.4	5,416.5

Total liabilities and equity	$18,216.2	$19,078.7	$17,874.8

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 28,	Feb. 22,
	2010	2009
Cash Flows — Operating Activities
Net earnings	$1,318.6	$945.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	340.3	333.6
After-tax earnings from joint ventures	(86.4)	(79.7)
Stock-based compensation	83.0	98.5
Deferred income taxes	—	(19.6)
Tax benefit on exercised options	(86.2)	(91.0)
Distributions of earnings from joint ventures	32.5	29.9
Pension and other postretirement benefit plan contributions	(9.1)	(12.3)
Pension and other postretirement benefit plan income	(28.0)	(20.1)
Divestiture (gain)	—	(128.8)
Gain on insurance settlement	—	(41.3)
Restructuring, impairment, and other exit costs (income)	23.9	(1.6)
Changes in current assets and liabilities	(75.6)	139.8
Other, net	45.2	(23.1)

Net cash provided by operating activities	1,558.2	1,129.9

Cash Flows — Investing Activities
Purchases of land, buildings, and equipment	(418.9)	(351.1)
Investments in affiliates, net	(121.8)	(6.8)
Proceeds from disposal of land, buildings, and equipment	7.1	2.0
Proceeds from divestiture of product line	—	192.5
Proceeds from insurance settlement	—	41.3
Other, net	48.9	(34.2)

Net cash used by investing activities	(484.7)	(156.3)

Cash Flows — Financing Activities
Change in notes payable	(234.1)	(775.7)
Issuance of long-term debt	—	1,850.0
Payment of long-term debt	(505.0)	(358.1)
Proceeds from common stock issued on exercised options	321.2	286.6
Tax benefit on exercised options	86.2	91.0
Purchases of common stock for treasury	(324.3)	(1,232.4)
Dividends paid	(478.3)	(437.8)
Other, net	(0.1)	(9.5)

Net cash used by financing activities	(1,134.4)	(585.9)

Effect of exchange rate changes on cash and cash equivalents	2.4	(111.4)

Increase (decrease) in cash and cash equivalents	(58.5)	276.3
Cash and cash equivalents — beginning of year	749.8	661.0

Cash and cash equivalents — end of period	$691.3	$937.3

Cash Flow from Changes in Current Assets and Liabilities:
Receivables	$(244.9)	$(130.4)
Inventories	(136.3)	(61.5)
Prepaid expenses and other current assets	117.1	72.1
Accounts payable	(53.9)	(137.6)
Other current liabilities	242.4	397.2

Changes in current assets and liabilities	$(75.6)	$139.8

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.
(2)	At the beginning of fiscal 2010, we adopted new guidance on noncontrolling interests in financial statements. To conform to the current period presentation, we made the following reclassifications to net earnings attributable to noncontrolling interests in our Consolidated Statements of Earnings:

		Nine-Month
	Quarter Ended	Period Ended
In Millions	Feb. 22, 2008	Feb. 22, 2008

From interest, net	$1.8	$6.0
From selling, general, and administrative expenses	0.4	1.7

Total net earnings attributable to noncontrolling interests	$2.2	$7.7

Also, noncontrolling interests previously reported as minority interests have been reclassified to a separate section in equity on the Consolidated Balance Sheets, as a result of the adoption. In addition, certain other reclassifications to our previously reported financial information have been made to conform to the current period presentation.
(3)	For the third quarter of fiscal 2010, unallocated corporate items totaled $40 million of expense compared to $46 million of income in the same period last year. We recorded a $5 million net increase in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the third quarter of fiscal 2010, compared to a $71 million net increase in income in the third quarter of fiscal 2009. During the third quarter of fiscal 2009, we also recorded a $41 million settlement with the insurance carrier covering the loss of our La Salteña pasta manufacturing facility in Argentina, which was destroyed by fire in fiscal 2008.
For the nine-month period ended February 28, 2010, unallocated corporate expense was $92 million compared to $405 million in the same period last year. We recorded a $48 million net decrease in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the nine-month period ended February 28, 2010, compared to a $289 million net increase in expense in the nine-month period ended February 22, 2009. During the nine-month period ended February 28, 2010, we also recorded a $41 million settlement with the insurance carrier covering the loss of our La Salteña pasta manufacturing facility in Argentina, which was destroyed by fire in fiscal 2008.
(4)	Restructuring, impairment, and other exit costs were as follows:

			Nine-Month
	Quarter Ended		Period Ended
	Feb. 28,	Feb. 22,	Feb. 28,	Feb. 22,
In Millions	2010	2009	2010	2009

Discontinuation of underperforming products in our U.S. Retail segment	$—	$—	$24.1	$—
Discontinuation of underperforming products in our Bakeries and Foodservice segment	6.1	—	6.1	—
Closure and sale of Contagem, Brazil bread and pasta plant	0.2	—	(0.6)	—
Charges associated with restructuring actions previously announced	—	1.2	0.8	6.4

Total	$6.3	$1.2	$30.4	$6.4

During the third quarter of 2010, we decided to exit certain underperforming products in our Bakeries and Foodservice segment. As a result of our decision, we recorded a non-cash charge of $6 million primarily related to the impairment of the associated long-lived assets.
(5)	In January 2010 the Venezuelan government devalued the Bolivar by resetting the official exchange rate. The effect of the devaluation was a $14 million foreign exchange loss recorded in our International segment. The devaluation of the

Bolivar also reduced the US Dollar equivalent of our Venezuelan operating profit, but this effect did not have a material impact on our results. In addition, during the third quarter of fiscal 2010 Venezuela became a highly inflationary economy. We do not expect that the effects of Venezuela’s change to highly inflationary status will have a material effect on our results in the fourth quarter of fiscal 2010.
(6)	During the third quarter of fiscal 2010 we recorded a $48 million charge in cost of sales resulting from a change in the capitalization threshold for certain equipment parts, enabled by an upgrade to our parts management system.
(7)	Basic and diluted earnings per share (EPS) were calculated as follows:

			Nine-Month
	Quarter Ended		Period Ended
	Feb. 28,	Feb. 22,	Feb. 28,	Feb. 22,
In Millions, Except per Share Data	2010	2009	2010	2009

Net earnings	$332.5	$288.9	$1,318.6	$945.6

Average number of common shares — basic EPS	331.8	329.2	329.0	332.9
Incremental share effect from:
Stock options	9.7	8.5	8.7	10.2
Restricted stock, restricted stock units, and other	3.2	2.5	2.9	2.8

Average number of common shares — diluted EPS	344.7	340.2	340.6	345.9

Earnings per share — basic	$1.00	$0.88	$4.01	$2.84
Earnings per share — diluted	$0.96	$0.85	$3.87	$2.73

(8)	We have included four measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), the net gain on divestitures of certain product lines (“divestitures gain, net”), the gain from our insurance settlement in Argentina (“gain from insurance settlement”), and effect of a Federal court decision on an uncertain tax item (“uncertain tax item”) (collectively, these four items are referred to as “certain items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (3) total segment operating profit, and (4) sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted EPS excluding certain items affecting comparability follows:

			Nine-Month
	Quarter Ended		Period Ended		Year Ended
	Feb. 28,	Feb. 22,	Feb. 28,	Feb. 22,	May 31,
Per Share Data	2010	2009	2010	2009	2009

Diluted earnings per share, as reported	$0.96	$0.85	$3.87	$2.73	$3.80
Mark-to-market effects (a)	0.01	(0.13)	(0.09)	0.53	0.22
Divestitures gain, net (b)	—	—	—	(0.21)	(0.11)
Gain from insurance settlement (a)	—	(0.08)	—	(0.08)	(0.08)
Uncertain tax item (c)	—	0.15	—	0.15	0.15

Diluted earnings per share, excluding certain items affecting comparability	$0.97	$0.79	$3.78	$3.12	$3.98

(a)	See Note 3.

(b)	Gain on sale of Pop•Secret product line, net of losses on sales and discontinuation of certain bread dough and concentrates product lines.

(c)	Effect of a Federal court decision on an uncertain tax matter.

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follows:

	Quarter Ended
In Millions	Feb. 28, 2010		Feb. 22, 2009
		Percent of		Percent of
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales

Gross margin as reported (a)	$1,377.5	38.0%	$1,277.5	36.1%
Mark-to-market effects (b)	5.0	0.1%	(71.2)	(2.0)%

Adjusted gross margin	$1,382.5	38.1%	$1,206.3	34.1%

Operating profit as reported	$561.6	15.5%	$605.7	17.1%
Mark-to-market effects (b)	5.0	0.1%	(71.2)	(2.0)%
Gain from insurance settlement (b)	—	—	(41.3)	(1.2)%

Adjusted operating profit	$566.6	15.6%	$493.2	13.9%

Net earnings as reported	$332.5	9.2%	$288.9	8.2%
Mark-to-market effects, net of tax (b)	3.2	—%	(45.0)	(1.3)%
Gain from insurance settlement (b)	—	—	(27.0)	(0.8)%
Uncertain tax item (d)	—	—	52.6	1.5%

Adjusted net earnings	$335.7	9.2%	$269.5	7.6%

	Nine-Month Period Ended
In Millions	Feb. 28, 2010		Feb. 22, 2009
		Percent of		Percent of
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales

Gross margin as reported (a)	$4,582.3	40.8%	$3,688.9	33.4%
Mark-to-market effects (b)	(47.6)	(0.4)%	289.4	2.6%

Adjusted gross margin	$4,534.7	40.4%	$3,978.3	36.0%

Operating profit as reported	$2,133.2	19.0%	$1,693.2	15.3%
Mark-to-market effects (b)	(47.6)	(0.4)%	289.4	2.6%
Divestiture (gain) (c)	—	—	(128.8)	(1.1)%
Gain from insurance settlement (b)	—	—	(41.3)	(0.4)%

Adjusted operating profit	$2,085.6	18.6%	$1,812.5	16.4%

Net earnings as reported	$1,318.6	11.7%	$945.6	8.6%
Mark-to-market effects, net of tax (b)	(30.0)	(0.2)%	182.0	1.6%
Divestiture (gain) (c)	—	—	(74.8)	(0.7)%
Gain from insurance settlement (b)	—	—	(27.0)	(0.2)%
Uncertain tax item (d)	—	—	52.6	0.5%

Adjusted net earnings	$1,288.6	11.5%	$1,078.4	9.8%

(a)	Net sales less cost of sales.

(b)	See Note 3.

(c)	Gain on sale of Pop•Secret product line.

(d)	Effect of a Federal court decision on an uncertain tax matter.
A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

A reconciliation of International segment and region sales growth rates as reported to International segment and region sales growth rates excluding the impact of foreign currency exchange follows:

	Quarter Ended Feb. 28, 2010
	Percentage Change in	Impact of Foreign	Percentage Change in
	Net Sales	Currency	Net Sales on Constant
	as Reported	Exchange	Currency Basis

Europe	13%	8%	5%
Canada	17	17	—
Asia/Pacific	18	11	7
Latin America	(13)	(11)	(2)

Total International	11%	8%	3%

	Nine-Month Period Ended Feb. 28, 2010
	Percentage Change in	Impact of Foreign	Percentage Change in
	Net Sales	Currency	Net Sales on Constant
	as Reported	Exchange	Currency Basis

Europe	Flat	(2)%	2%
Canada	12%	5	7
Asia/Pacific	10	3	7
Latin America	(6)	(7)	1

Total International	4%	Flat	4%

The constant currency growth rates are calculated using the current year foreign currency net sales translated at the applicable prior year foreign exchange rate.